Exhibit 99

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	January 17, 2020

Contact: Becky Coleridge 732-577-9996

MONMOUTH REAL ESTATE DECLARES

COMMON AND PREFERRED DIVIDENDS

HOLMDEL, NJ, January 17, 2020…...On January 16, 2020, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.17 per share payable March 16, 2020, to shareholders of record at the close of business on February 18, 2020. The Company’s annual dividend rate on its Common Stock is $0.68 per share.

Also on January 16, 2020, the Board of Directors declared a dividend for the period December 1, 2019 through February 29, 2020, of $0.3828125 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable March 16, 2020 to shareholders of record as of the close of business on February 18, 2020. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 115 properties containing a total of approximately 22.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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